Subject to Completion Preliminary Term Sheet dated August 10, 2007	Filed Pursuant to Rule 433 Registration No. 333-132911

$ Accelerated Return Bear Market Notes	Expected Pricing Date* August	, 2007
Linked to the Mortgage Finance Basket Due October , 2008	Settlement Date* August	, 2007
Term Sheet	Maturity Date* October	, 2008
CUSIP No.

Merrill Lynch & Co., Inc.

•     3-to-1 return if the Basket decreases, subject to a cap of 14% - 20%

•     A maturity of approximately 14 months

•     1-to-1 loss if the Basket increases above a 10% buffer up to a maximum loss of the entire original public offering price per unit.

•     Not listed on any securities exchange

•       No periodic payment of interest

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Note Terms” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “ Risk Factors” on page TS-5 of this term sheet and beginning on page PS-4 of product supplement ARNB-1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.20	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$

1)	The public offering price and underwriting discount for any purchase of between 100,000 to 299,999 units will be $9.95 per unit and $.15 per unit, respectively, for any purchase of between 300,000 to 499,999 units will be $9.90 per unit and $.10 per unit, respectively, and for any purchase of 500,000 units or more will be $9.85 per unit and $.05 per unit, respectively. The foregoing pricing description will apply to any single transaction by an individual investor.

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in August or September, the settlement date may occur in August or September and the maturity date may occur in October or November. Any reference in this term sheet to the month in which the settlement date or maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.

August     , 2007

Summary

The Accelerated Return Bear Market Notes Linked to the Mortgage Finance Basket due October     , 2008 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. that provide a leveraged return for investors, subject to a cap, if the value of a basket consisting of eighteen common stocks (the “Basket Component Stocks” and together, the “Basket”) of companies engaged in the mortgage finance industry (the “Underlying Companies”) decreases moderately from the Starting Value of the Basket, determined on the Pricing Date, to the Ending Value of the Basket, determined on valuation dates shortly prior to the maturity date of the Notes. Investors must be willing to forego interest payments on the Notes and willing to accept a repayment that may be less, and potentially significantly less, than the original public offering price of the Notes if the value of the Basket increases.

Accelerated Return Bear Market Notes	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the Notes, assuming a Capped Value of 17%, the midpoint of the range of 14% and 20%. The orange line reflects the hypothetical returns on the Notes, while the blue dotted line reflects the hypothetical return of an investment in the Basket, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value, Capped Value and the term of your investment.

Hypothetical Payments at Maturity

Examples

Set forth below are four examples of payment at maturity calculations, assuming a Starting Value of 100 and a Capped Value of $11.70, the midpoint of the range of $11.40 and $12.00.

Example 1—The hypothetical Ending Value is 130% of the Starting Value:

Starting Value: 100

Hypothetical Ending Value: 130

Hypothetical Threshold Value: 110

$10 –	($10 x	(130 - 110))	= $8.00
100

Payment at maturity (per unit) = $8.00

Example 2—The hypothetical Ending Value is 105% of the Starting Value (less than the Threshold Value):

Starting Value: 100

Hypothetical Ending Value: 105

Hypothetical Threshold Value: 110

Payment at maturity (per unit) = $10.00

Example 3—The hypothetical Ending Value is 97% of the Starting Value:

Starting Value: 100

Hypothetical Ending Value: 97

$10 +	($30 x	(100 - 97))	= $10.90
100

Payment at maturity (per unit) = $10.90

Example 4—The hypothetical Ending Value is 70% of the Starting Value:

Starting Value: 100

Hypothetical Ending Value: 70

$10 +	($30 x	(100 - 70))	= $19.00
100

Payment at maturity (per unit) = $11.70         (Payment at maturity cannot be greater than the Capped Value)

Accelerated Return Bear Market Notes	TS-3

The following table illustrates, for a Starting Value of 100 and a range of hypothetical Ending Values of the Basket:

•	the percentage change from the Starting Value to the hypothetical Ending Value;
•	the total amount payable on the maturity date per unit;
•	the total rate of return to holders of the Notes;
•	the pretax annualized rate of return to holders of the Notes; and
•	the pretax annualized rate of return of an investment in the Basket Component Stocks, which includes an assumed aggregate dividend yield of 3.41% per annum, as more fully described below.

The table below assumes a Capped Value of $11.70, the midpoint of the range of $11.40 and $12.00.

Hypothetical Ending Value	Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit	Total rate of return on the Notes	Pretax annualized rate of return on the Notes (1)	Pretax annualized rate of return of the Basket Component Stocks (1)(2)
50.00	-50.00%	$11.70	17.00%	13.92%	-47.33%
60.00	-40.00%	$11.70	17.00%	13.92%	-35.47%
70.00	-30.00%	$11.70	17.00%	13.92%	-24.65%
80.00	-20.00%	$11.70	17.00%	13.92%	-14.65%
90.00	-10.00%	$11.70	17.00%	13.92%	-5.33%
92.00	-8.00%	$11.70	17.00%	13.92%	-3.53%
94.00	-6.00%	$11.70 (4)	17.00%	13.92%	-1.76%
96.00	-4.00%	$11.20	12.00%	9.95%	-0.01%
98.00	-2.00%	$10.60	6.00%	5.06%	1.72%
100.00 (3)	0.00%	$10.00	0.00%	0.00%	3.43%
102.00	2.00%	$10.00	0.00%	0.00%	5.13%
104.00	4.00%	$10.00	0.00%	0.00%	6.80%
106.00	6.00%	$10.00	0.00%	0.00%	8.46%
108.00	8.00%	$10.00	0.00%	0.00%	10.10%
110.00 (5)	10.00%	$10.00	0.00%	0.00%	11.72%
120.00	20.00%	$9.00	-10.00%	-8.83%	19.60%
130.00	30.00%	$8.00	-20.00%	-18.24%	27.11%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from August 7, 2007 to October 7, 2008, a term expected to be equal to that of the Notes.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the Basket Component Stocks that equals the percentage change in the Basket from the Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 3.41% per annum, paid quarterly from the date of initial delivery of the Notes, applied to the value of the Basket at the end of each quarter assuming this value increases or decreases linearly from the Starting Value to the applicable hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	This will be the Starting Value.

(4)	The total amount payable on the maturity date per unit of the Notes cannot exceed $11.70 (the midpoint of the range of $11.40 and $12.00).

(5)	This represents the Threshold Value. Investors will receive $10 per unit if the Ending Value is greater than or equal to the Starting Value but less than or equal to the Threshold Value.

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Ending Value, Capped Value and term of your investment.

Accelerated Return Bear Market Notes	TS-4

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

•	Your investment may result in a loss.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	You must rely on your own evaluations regarding the merits of an investment linked to the Basket.

•	Your return is limited to the Capped Value.

•	Your return will not reflect dividends or the return on a direct investment in the Basket Component Stocks, and you will not have the right to exercise ownership rights with respect to the Basket Component Stocks.

•	There may be an uncertain trading market for the Notes and the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors, including our costs of developing, hedging and distributing the Notes.

•	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Purchases and sales of the Basket Component Stocks by us and our affiliates may affect your return.

•	Potential conflicts of interest could arise.

•	Tax consequences are uncertain.

Risk Factor Specific to the Basket

The Basket Component Stocks are concentrated in one industry

All of the Underlying Companies that issue the Basket Component Stocks are concentrated in the mortgage finance industry. As a result, the stocks that will determine the performance of the Notes are concentrated in one industry. Although an investment in the Notes will not give holders any ownership or other direct interests in the Basket Component Stocks, the return on an investment in the Notes will be subject to many of the risks associated with direct equity investments in the mortgage finance industry.

Investor Considerations

You may wish to consider an investment in the Notes if:	The Notes may not be an appropriate investment for you if:

•      You anticipate that the Basket will depreciate moderately from the

         Starting Value to the Ending Value.

•      You accept that your investment may result in a loss, which could be significant, if the value of the Basket increases from the Starting Value to the Ending Value.

•      You accept that the return on the Notes will not exceed the Capped

         Value.

•      You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•      You want exposure to the Basket with no expectation of dividends or other benefits of owning the underlying securities.

•      You are willing to accept that a trading market for the Notes is not expected to develop.

•      You anticipate that the Basket will appreciate from the Starting Value to the Ending Value or that the Basket will not depreciate sufficiently over the term of the Notes to provide you with your desired return.

•      You are seeking principal protection or preservation of capital.

•      You seek a return on your investment that will not be capped at a percentage that will be between 14% and 20%.

•      You seek interest payments or other current income on your investment.

•      You want to receive dividends paid on the Basket Component

         Stocks.

•      You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Accelerated Return Bear Market Notes	TS-5

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

“Closing Market Price” means:

If a Basket Component Stock (or any other security for which a Closing Market Price must be determined for purposes of the Notes) is listed or admitted for trading on a national securities exchange in the United States registered under the Exchange Act (“registered national securities exchange”), is included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), or is quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink Sheets), then the Closing Market Price for any date of determination on any Basket Business Day means for one Basket Component Stock (or any other security for which a Closing Market Price must be determined for purposes of the Notes):

•	the last reported sale price, regular way, on that day on the principal registered national securities exchange registered under the Exchange Act on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

•	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

•	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or any other United States quotation medium or inter-dealer quotation system, including, without limitation, the occurrence of a Market Disruption Event, as described below, then the mean of the last reported bid and offer price of the principal trading session on the registered national securities exchange, or if there were no bids and offers on such exchange, then the mean of the last reported bid and offer on the over-the-counter market as reported on the Nasdaq GMS or OTC Bulletin Board or, if there were no bids and offers on the OTC Bulletin Board, then the mean of the last reported bid and offer on any other United States quotation medium or inter-dealer quotation system on that day as determined by the Calculation Agent or from as many dealers in that security, but not exceeding three, as have made the bid prices available to the Calculation Agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

If a Basket Component Stock (or any other security for which a Closing Market Price must be determined for purposes of the Notes) is not listed on a registered national securities exchange or is not included in the OTC Bulletin Board or is not quoted on any other United States quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any Basket Business Day means for one Basket Component Stock (or any other security for which a Closing Market Price must be determined for purposes of the Notes) the U.S. dollar equivalent of the last reported sale price (as determined by the Calculation Agent in its reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that Basket Business Day as determined by the Calculation Agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

If a Basket Component Stock (or any other security for which a Closing Market Price must be determined for purposes of the Notes) is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other United States quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange or if the last reported sale price or bid and offer is not obtainable, then the Closing Market Price will mean the average of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the Calculation Agent based on information that is reasonably available to it.

If the Exchange Property, as defined below under “—Reorganization Events” in this term sheet, includes securities other than the Basket Component Stocks, then the above definition will be revised to include each of those securities in the same manner as the Basket Component Stocks are considered in determining whether a Market Disruption Event exists.

The occurrence of a Market Disruption Event could affect the calculation of the Ending Value.

Multiplier Adjustments

Each Multiplier is subject to adjustment by the Calculation Agent as described in this section.

No adjustments to a Multiplier will be required unless the Multiplier adjustment would require a change of at least 0.1% in the Multiplier then in effect. The Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. The Calculation Agent will not be required to make any adjustments to a Multiplier after the close of business on the fourth Business Day immediately prior to the maturity date.

No adjustments to a Multiplier will be required other than those specified below. However, the Calculation Agent may, at its sole discretion, make additional adjustments to a Multiplier to reflect changes occurring in relation to the Basket Component Stocks or any other security received in a reorganization event in other circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the Closing Market Price of the Basket Component Stocks, including, without limitation, a partial tender or exchange offer for the Basket Component Stocks.

MLPF&S as Calculation Agent will be solely responsible for the determination and calculation of any adjustments to a Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations will be conclusive absent a determination of a manifest error.

Accelerated Return Bear Market Notes	TS-6

No adjustments will be made for certain other events, such as offerings of common stock by the relevant Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Basket Component Stocks by the relevant Underlying Company.

ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to a Multiplier, or, if later, within ten Business Days following the date on which ML&Co. becomes aware of this occurrence, provide written notice to the trustee, which will provide notice to the holders of the Notes of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Multiplier.

Stock splits and reverse stock splits

If a Basket Component Stock is subject to a stock split or reverse stock split, then once any split has become effective, its Multiplier will be adjusted to equal the product of its prior Multiplier and the number of shares which a holder of record of one such Basket Component Stock before the effective date of that stock split or reverse stock split would have owned immediately following the applicable effective date.

Stock dividends

If a Basket Component Stock is subject to a (i) stock dividend, i.e., issuance of additional shares of that Basket Component Stock, that is given ratably to all holders of record of that Basket Component Stock or (ii) distribution of shares of that Basket Component Stock as a result of the triggering of any provision of the corporate charter of the related Underlying Company, then, once the dividend has become effective and the Basket Component Stock is trading ex-dividend, its Multiplier will be adjusted so that its new Multiplier will equal its prior Multiplier plus the product of:

•	its prior Multiplier; and

•	the number of shares which a holder of record of one such Basket Component Stock before the date the dividend became effective and the Basket Component Stock traded ex-dividend would have owned immediately following that date.

Extraordinary Dividends

There will be no adjustments to a Multiplier to reflect any cash dividends or cash distributions paid with respect to the Basket Component Stocks other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to a Basket Component Stock, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on the Basket Component Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Market Price of the Basket Component Stock on the Basket Business Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to a Basket Component Stock, its Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Multiplier will equal the product of:

•	its prior Multiplier; and

•	a fraction, the numerator of which is the Closing Market Price per Basket Component Stock on the Basket Business Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per Basket Component Stock on the Basket Business Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for a Basket Component Stock will equal:

•	in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per Basket Component Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that Basket Component Stock; or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per Basket Component Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination will be conclusive. A distribution on a Basket Component Stock described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events”. A distribution on a Basket Component Stock described in the section entitled “—Issuance of transferable rights or warrants” that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to that section.

Issuance of transferable rights or warrants

If an Underlying Company issues transferable rights or warrants to all holders of record of its related Basket Component Stock to subscribe for or purchase that Basket Component Stock, including new or existing rights to purchase the Basket Component Stock pursuant to a shareholder’s rights plan or arrangement, then its Multiplier will be adjusted on the Business Day immediately following the issuance of those transferable rights or warrants so that its new Multiplier will equal its prior Multiplier plus the product of:

•	its prior Multiplier; and

•	the number of shares of that Basket Component Stocks that can be purchased with the cash value of those warrants or rights distributed on one share of that Basket Component Stock.

The number of shares that can be purchased will be based on the Closing Market Price of a Basket Component Stock on the date its new Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of that warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the Calculation Agent and will equal the average of the bid prices obtained from three dealers at 3 p.m. on the date the new Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If prior to the maturity date of the Notes:

(a)	there occurs any reclassification or change of a Basket Component Stock, including, without limitation, as a result of the issuance of tracking stock by the related Underlying Company;

Accelerated Return Bear Market Notes	TS-7

(b)	an Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of an Underlying Company or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above;

(d)	an Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law;

(e)	an Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company, other than in a transaction described in clauses (b), (c) or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of an Underlying Company; or

(g)	an Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities Exchange Act of 1934

(an event in clauses (a) through (g) a “Reorganization Event”),

then the method of determining the amount payable on each Notes will be adjusted as set forth below.

“Exchange Property” will consist of the securities, cash or any other assets distributed to holders of record of the Basket Component Stocks in or as a result of the Reorganization Event, and where Basket Component Stocks continue to be held by the holders receiving such distribution, the Basket Component Stocks.

If the Exchange Property received in a Reorganization Event

•	consists only of cash or if the Calculation Agent exercises its option to liquidate the Exchange Property following its distribution, then, (i) in the case where the Exchange Property delivered to the holders of record of the Basket Component Stocks consists of cash only, on the third Business Day succeeding the day on which that cash is distributed to holders of record of the Basket Component Stocks, or (ii) in the case where the Exchange Property is liquidated, on the date specified by ML&Co. as described below, the Basket will be adjusted by the Calculation Agent to include the product of (a) the amount of cash received with respect to one Basket Component Stock and the then current applicable Multiplier or (b) the value of the Exchange Property liquidated with respect to one Basket Component Stock and the then current applicable Multiplier, as applicable.

If the Calculation Agent exercises the option to liquidate the Exchange Property, ML&Co. will give Notice to the trustee as to the election to liquidate the Exchange Property, which notice will specify the method by which the Exchange Property will be sold; and

•	consists of more than one type of property and the Calculation Agent has not exercised its option to liquidate the Exchange Property, then the Calculation Agent shall adjust the Basket to include a pro rata share of each such type of Exchange Property based on the then current applicable Multiplier.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in this term sheet.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to that Exchange Property (in an amount determined on the basis of the rate of exchange in that tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

MLPF&S as Calculation Agent will be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations will be conclusive absent a determination of a manifest error.

Alternative Dilution and Reorganization Adjustments

The Calculation Agent may elect at its discretion to not make any of the adjustments to a Multiplier or to the method of determining the amount payable on each Note described above under “—Multiplier Adjustments” and “—Reorganization Events”, but may instead make adjustments in its discretion to a Multiplier or the method of determining the amount payable on each Note that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Basket Component Stocks or any successor common stock. ML&Co. will provide notice of that election to the trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Basket Component Stocks and will detail in that notice the actual adjustment made to that Multiplier or to the method of determining the amount payable on each Notes.

Accelerated Return Bear Market Notes	TS-8

The Basket

The Mortgage Finance Basket

The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Component Stocks from the Starting Value to the Ending Value of the Notes. The Basket Component Stocks are listed below, and additional detail regarding each Basket Component Stock can be found in Annex A to this term sheet. Each Basket Component Stock will be assigned an initial weighting so that each Basket Component Stock represents a portion of the value of the Basket on the Pricing Date.

The Basket was developed to represent the mortgage finance industry using certain liquidity and maximum weight constraints. The Basket Component Stocks underlying the Basket were selected based on the following criteria on July 30, 2007:

•	Market capitalization of at least $1 billion;

•	At least three years of performance data;

•	Assuming $100 million principal amount of the Notes, for each Basket Component Stock, the 3 month trailing daily average notional volume of such stock represented by the Basket is no more than 15% of the overall average notional trading volume of that stock.

The Basket Component Stocks were given a weighting determined on July 30, 2007 based on the 3-month average daily trading volume of each Basket Component Stock, with a maximum weight of 15%.

The Underlying Companies have no obligations relating to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of holders of the Notes into consideration for any reason. The Underlying Companies will not receive any of the proceeds of the offering of the Notes and are not responsible for, and have not participated in, the offering of the Notes and are not responsible for, and will not participate in, the determination or calculation of the amount receivable by holders of the Notes.

Determination of the Multiplier for each Basket Component Stock

A fixed factor (the “Multiplier”) will be determined for each Basket Component Stock, based upon the weighting of that Basket Component Stock. The Multiplier for each Basket Component Stock will be calculated on the Pricing Date and will equal:

•	the weighting (as a percentage) for that Basket Component Stock, multiplied by 100; and

•	divided by the closing price of that Basket Component Stock on the Pricing Date and rounded to eight decimal places.

The Multipliers will be calculated in this way so that the value of the Basket equals 100 on the Pricing Date. The Multipliers for each Component Stock are listed under “—Computation of the Basket” below.

Computation of the Basket

The Calculation Agent will calculate the value of the Basket by summing the products of the Closing Market Price for each Basket Component Stock on the Calculation Days and the Multiplier applicable to each Basket Component Stock. The value of the Basket will vary based on the increase or decrease in the price of each Basket Component Stock. Any increase in the price of a Basket Component Stock (assuming no change in the prices of the other Basket Component Stocks) will result in an increase in the value of the Basket. Conversely, any decrease in the price of a Basket Component Stock (assuming no change in the prices of the other Basket Component Stocks) will result in a decrease in the value of the Basket. If a Reorganization Event occurs, the composition of the Basket may be revised.

Accelerated Return Bear Market Notes	TS-9

If August 2, 2007 were the Pricing Date, for each Basket Component Stock, the symbol, the initial weighting, the initial closing price, the Multiplier and the initial contribution to the Basket value would be as follows:

Basket Component Stock	Bloomberg Symbol	Initial Weighting	Closing Market Price(1)	Hypothetical Multiplier(2)	Initial Basket Value Contribution

Washington Mutual, Inc.	WM	15.00%	36.24	0.41390728	15.00

Countrywide Financial Corporation	CFC	15.00%	26.77	0.56032873	15.00

Sovereign Bancorp, Inc.	SOV	7.51%	18.67	0.40208659	7.51

Hudson City Bancorp, Inc.	HCBK	9.10%	12.20	0.74613917	9.10

New York Community Bancorp, Inc.	NYB	4.90%	16.18	0.30284384	4.90

People's United Financial, Inc.	PBCT	8.44%	15.91	0.53027100	8.44

MGIC Investment Corporation (3)	MTG	11.01%	35.48	0.31041580	11.01

The PMI Group, Inc.	PMI	4.03%	34.14	0.11818375	4.04

Radian Group Inc. (3)	RDN	5.18%	26.40	0.19611295	5.18

Capitol Federal Financial	CFFN	0.28%	31.85	0.00893708	0.29

Astoria Financial Corporation	AF	1.94%	23.98	0.08106135	1.94

Washington Federal, Inc.	WFSL	1.46%	22.25	0.06543751	1.46

MAF Bancorp, Inc.	MAFB	1.53%	51.83	0.02947805	1.53

Indymac Bancorp, Inc.	IMB	6.60%	21.05	0.31366058	6.6

Newalliance Bancshares, Inc.	NAL	3.28%	13.70	0.23924845	3.28

Downey Financial Corp.	DSL	2.77%	51.41	0.05394047	2.77

First Niagra Financial Group, Inc.	FNFG	1.58%	12.90	0.12279172	1.58

Northwest Bancorp, Inc.	NWSB	0.38%	26.96	0.01402491	0.38

Starting Value					100.00

(1)	This is the closing price of each Basket Component Stock on August 2, 2007.

(2)	The hypothetical Multiplier equals the weighting of the Basket Component Stock (as a percentage) multiplied by 100, and then divided by the closing price of that Basket Component Stock on August 2, 2007 and rounded to eight decimal places. The actual Multiplier will be determined on the Pricing Date and set forth in the final term sheet made available in connection with sales of the Notes.

(3)	MGIC Investment Corporation and Radian Group Incorporated have announced their intention to merge.

The following graph sets forth the historical performance of the Basket in the period from January 2004 through July 2007, including the hypothetical Multipliers calculated on August 2, 2007. This historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the Notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the Basket is more or less likely to increase or decrease at any time over the term of the Notes.

Accelerated Return Bear Market Notes	TS-10

ML&Co. is not affiliated with any of the Underlying Companies. The Underlying Companies have no obligations with respect to the Notes. This term sheet relates only to the Notes and does not relate to the Basket Component Stocks or other securities of the Underlying Companies. All disclosures contained in this term sheet regarding the Underlying Companies are derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the Notes. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of the Basket Component Stocks have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Component Stocks and therefore the trading value of the Notes. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Notes as to the performance of the this Basket Component Stocks.

ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with the Underlying Companies including extending loans to, or making equity investments in, the Underlying Companies or providing investment banking or advisory services to the Underlying Companies, including merger and acquisition advisory services. In the course of that business, ML&Co. or its affiliates may acquire non-public information with respect to the Underlying Companies and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to the Underlying Companies. Any prospective purchaser of the Notes should undertake an independent investigation of the Underlying Companies as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Accelerated Return Bear Market Notes	TS-11

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement ARNB-1 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Basket. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Payment on the Maturity Date. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the value of the Basket, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder (as defined in the accompanying product supplement ARNB-1) will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid by the U.S. Holder to purchase the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date.

Sale or Exchange of the Notes. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the value of the Basket, upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Note so sold or exchanged. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of such sale or exchange.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement ARNB-1.

Experts

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this term sheet by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006, and the three-month and six-month periods ended June 29, 2007 and June 30, 2006 which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in ML&Co.’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2007 and June 29, 2007 (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Accelerated Return Bear Market Notes	TS-12

Additional Note Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement ARNB-1 dated June 14, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507135812/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Accelerated Return Bear Market Notes	TS-13

ANNEX A

This annex contains tables which provide a brief synopsis of the business of each of the Basket Component Stock as well as the split-adjusted month-end closing market prices in U.S. dollars for each Basket Component Stock in each month from January 2002 through July 2007 (or from the first month-end for which that data is available). The historical prices of the Basket Component Stocks are not indicative of the future performance of the Basket Component Stocks. The following information, with respect to the business of each Underlying Company, has been derived from publicly available documents published by that company. Because the common stock of each of these companies is registered under the Securities Exchange Act of 1934, those companies are required to file periodically financial and other information specified by the Securities Exchange Commission (the “SEC”). For more information about the Underlying Companies, information provided to or filed with the SEC by these companies can be inspected at the SEC’s public reference facilities or accessed through the SEC’s web site at http://www.sec.gov.

ASTORIA FINANCIAL CORPORATION

Astoria Financial Corporation accepts retail deposits from the general public and invests those deposits, together with funds generated from operations, principal repayments on loans and securities and borrowings, primarily in one-to-four family mortgage loans, multi-family mortgage loans, commercial real estate loans and mortgage-backed securities.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January		January	17.30	January	26.31	January	25.09	January	28.80	January	29.59
February		February	16.75	February	26.89	February	25.05	February	28.67	February	28.27
March		March	15.49	March	25.35	March	25.30	March	30.96	March	26.59
April		April	16.68	April	22.95	April	26.51	April	31.32	April	26.56
May	23.26	May	17.63	May	25.51	May	27.54	May	30.26	May	26.66
June	21.37	June	18.62	June	24.39	June	28.47	June	30.45	June	25.04
July	22.43	July	18.76	July	22.77	July	27.94	July	29.75	July	23.55
August	22.32	August	21.43	August	24.23	August	27.93	August	30.70
September	16.27	September	20.60	September	23.66	September	26.42	September	30.82
October	17.45	October	23.09	October	26.06	October	27.95	October	29.01
November	17.52	November	24.92	November	27.67	November	28.28	November	29.90
December	18.10	December	24.80	December	26.65	December	29.40	December	30.16

CAPITOL FEDERAL FINANCIAL

Capitol Federal Financial accepts retail deposits from the general public and invests those funds primarily in permanent loans secured by first mortgages on owner-occupied, one-to-four family residences. The company also originates consumer loans, loans secured by first mortgages on nonowner-occupied one-to-four family residences, permanent and construction loans secured by one-to-four family residences, commercial real estate loans and multi-family real estate loans.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	22.25	January	31.75	January	38.25	January	35.99	January	32.10	January	39.04
February	23.09	February	30.72	February	36.90	February	36.47	February	32.96	February	37.45
March	22.69	March	29.98	March	35.90	March	34.64	March	32.30	March	37.81
April	25.48	April	31.15	April	32.23	April	33.95	April	33.70	April	38.62
May	27.06	May	30.13	May	31.37	May	33.12	May	32.57	May	38.49
June	26.08	June	28.11	June	29.90	June	34.48	June	34.29	June	36.92
July	26.41	July	30.00	July	31.62	July	36.00	July	34.74	July	32.72
August	25.47	August	28.34	August	33.80	August	33.76	August	33.94
September	22.15	September	29.36	September	32.18	September	34.22	September	35.56
October	23.49	October	37.00	October	33.98	October	34.88	October	37.90
November	27.51	November	34.73	November	35.28	November	34.14	November	37.28
December	28.80	December	36.06	December	36.00	December	32.94	December	38.42

Accelerated Return Bear Market Notes	TS-14

COUNTRYWIDE FINANCIAL CORPORATION

Countrywide Financial Corporation is a holding company which, through its subsidiaries, is engaged in mortgage lending and other real estate finance-related businesses, including mortgage banking, banking and mortgage warehouse lending, dealing in securities and insurance underwriting.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	9.94	January	13.79	January	27.85	January	37.00	January	33.44	January	43.48
February	10.26	February	13.35	February	30.54	February	34.75	February	34.48	February	38.28
March	11.19	March	14.38	March	31.97	March	32.46	March	36.70	March	33.64
April	11.68	April	16.90	April	29.65	April	36.19	April	40.66	April	37.08
May	12.33	May	18.41	May	32.25	May	37.17	May	38.28	May	38.94
June	12.06	June	17.39	June	35.13	June	38.61	June	38.08	June	36.35
July	12.70	July	16.70	July	36.05	July	36.00	July	35.83	July	28.17
August	13.12	August	16.96	August	35.55	August	33.79	August	33.80
September	11.79	September	19.57	September	39.39	September	32.98	September	35.04
October	12.58	October	26.28	October	31.93	October	31.77	October	38.12
November	12.33	November	26.40	November	33.21	November	34.81	November	39.72
December	12.91	December	25.28	December	37.01	December	34.19	December	42.45

DOWNEY FINANCIAL CORP.

Downey Financial Corp. focuses primarily on banking activities such as accepting funds from the general public and institutions and obtaining borrowings, originating and investing in loans, primarily residential real estate mortgage loans, investment securities and mortgage-backed securities and originating and selling loans to investors in the secondary markets. Downey is also involved in real estate investments.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	46.00	January	41.10	January	51.43	January	63.80	January	65.48	January	71.54
February	47.48	February	40.15	February	53.83	February	62.65	February	63.55	February	65.54
March	45.60	March	39.41	March	52.90	March	61.53	March	67.30	March	64.54
April	53.12	April	43.90	April	48.25	April	64.73	April	71.78	April	66.95
May	54.49	May	43.90	May	52.90	May	75.02	May	68.10	May	72.79
June	47.30	June	41.30	June	53.25	June	73.20	June	67.85	June	65.98
July	42.57	July	41.42	July	53.75	July	77.44	July	66.35	July	53.19
August	41.42	August	42.27	August	53.87	August	63.38	August	61.39
September	34.25	September	46.73	September	54.96	September	60.90	September	66.54
October	38.70	October	45.90	October	55.26	October	60.95	October	68.88
November	39.51	November	48.30	November	57.74	November	64.70	November	72.80
December	39.00	December	49.30	December	57.00	December	68.39	December	72.58

Accelerated Return Bear Market Notes	TS-15

FIRST NIAGARA FINANCIAL GROUP, INC.

First Niagara Financial Group, Inc. provides retail and commercial banking services including residential and commercial real estate loans, commercial business loans and leases, consumer loans, and consumer and commercial deposit products. Additionally, the company offers risk management, wealth management and employee benefit administration services.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	7.17	January	11.60	January	14.73	January	13.65	January	13.80	January	14.49
February	7.06	February	11.16	February	14.58	February	13.69	February	14.09	February	14.20
March	6.74	March	11.75	March	13.65	March	13.21	March	14.66	March	13.91
April	8.41	April	12.15	April	12.60	April	12.54	April	14.00	April	13.60
May	9.80	May	13.68	May	12.45	May	13.02	May	14.09	May	13.72
June	10.73	June	13.96	June	12.00	June	14.58	June	14.02	June	13.10
July	10.82	July	16.40	July	12.19	July	14.73	July	14.63	July	12.86
August	11.60	August	15.03	August	12.59	August	14.17	August	14.96
September	12.21	September	15.10	September	13.38	September	14.44	September	14.58
October	11.65	October	14.29	October	13.94	October	14.73	October	14.32
November	11.79	November	15.19	November	14.44	November	14.49	November	14.37
December	10.10	December	14.91	December	13.95	December	14.47	December	14.86

HUDSON CITY BANCORP, INC.

Hudson City Bancorp, Inc. is a community, and consumer, oriented retail savings bank offering traditional deposit products, residential real estate mortgage loans and consumer loans. In addition, the company purchases mortgages, mortgage-backed securities, securities issued by the U.S. government and government-sponsored agencies and other investments permitted by applicable laws and regulations.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	4.76	January	5.98	January	12.31	January	10.97	January	12.42	January	13.77
February	4.94	February	5.92	February	12.12	February	11.60	February	12.91	February	13.40
March	5.06	March	6.31	March	11.80	March	11.40	March	13.29	March	13.68
April	5.86	April	7.23	April	10.54	April	10.35	April	13.41	April	13.32
May	6.11	May	7.91	May	11.16	May	10.75	May	13.69	May	13.19
June	6.16	June	7.98	June	10.43	June	11.41	June	13.33	June	12.22
July	5.75	July	8.49	July	10.81	July	11.83	July	12.97	July	12.22
August	5.78	August	9.03	August	10.68	August	12.50	August	13.06
September	5.06	September	9.62	September	11.15	September	11.90	September	13.25
October	5.82	October	10.77	October	11.40	October	11.84	October	13.73
November	5.99	November	11.27	November	12.53	November	11.91	November	13.27
December	5.81	December	11.91	December	11.48	December	12.12	December	13.88

Accelerated Return Bear Market Notes	TS-16

INDYMAC BANCORP, INC.

Indymac Bancorp, Inc. operates as a hybrid thrift/mortgage banker, providing cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	23.40	January	19.57	January	31.14	January	36.96	January	40.86	January	38.89
February	24.58	February	19.10	February	35.20	February	35.99	February	38.82	February	34.33
March	24.70	March	19.45	March	36.29	March	34.00	March	40.93	March	32.05
April	25.25	April	22.28	April	32.16	April	38.48	April	48.32	April	30.24
May	23.13	May	25.70	May	32.90	May	41.15	May	45.90	May	33.58
June	22.68	June	25.42	June	31.60	June	40.73	June	45.85	June	29.17
July	22.05	July	24.34	July	33.22	July	43.61	July	42.25	July	22.00
August	22.80	August	23.06	August	34.50	August	39.83	August	39.10
September	19.27	September	23.17	September	36.20	September	39.58	September	41.16
October	18.64	October	29.40	October	32.26	October	37.33	October	45.45
November	18.15	November	29.60	November	32.49	November	38.28	November	45.95
December	18.49	December	29.79	December	34.45	December	39.02	December	45.16

MAF BANCORP, INC.

MAF Bancorp, Inc. offers checking, savings and other deposit accounts as well as investment services and securities brokerage, general insurance services and other financial services targeted to individuals, families and small to medium-sized businesses in our primary market areas.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	30.55	January	34.95	January	43.05	January	44.16	January	42.99	January	44.94
February	31.99	February	34.10	February	44.45	February	43.59	February	42.86	February	44.25
March	35.25	March	33.65	March	43.46	March	41.54	March	43.77	March	41.34
April	37.06	April	33.76	April	40.85	April	40.38	April	44.38	April	40.15
May	39.25	May	36.94	May	44.05	May	42.56	May	43.29	May	53.88
June	37.60	June	37.07	June	42.68	June	42.63	June	42.84	June	54.26
July	34.80	July	40.00	July	40.15	July	44.11	July	41.00	July	52.52
August	35.73	August	38.20	August	41.83	August	42.93	August	41.27
September	30.90	September	38.20	September	43.13	September	41.00	September	41.29
October	32.49	October	41.92	October	42.87	October	41.54	October	43.09
November	34.46	November	43.91	November	45.90	November	42.57	November	43.99
December	33.93	December	41.90	December	44.82	December	41.38	December	44.69

Accelerated Return Bear Market Notes	TS-17

MGIC INVESTMENT CORPORATION

MGIC Investment Corporation is a provider of private mortgage insurance in the United States to the home mortgage lending industry. On February 6, 2007, MGIC and Radian Group Inc entered into an Agreement and Plan of Merger which has been filed with the SEC, pursuant to which Radian will merge with and into MGIC, with the combined company to be renamed MGIC Radian Financial Group Inc.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	67.00	January	43.13	January	68.94	January	63.90	January	66.01	January	61.72
February	67.12	February	39.46	February	66.18	February	62.74	February	63.75	February	60.35
March	68.43	March	39.27	March	64.23	March	61.67	March	66.63	March	58.92
April	71.36	April	45.46	April	73.62	April	59.00	April	70.70	April	61.61
May	72.78	May	54.02	May	73.00	May	61.34	May	65.87	May	65.00
June	67.80	June	46.64	June	75.86	June	65.22	June	65.00	June	56.86
July	63.00	July	55.50	July	71.00	July	68.58	July	56.91	July	38.66
August	60.21	August	56.37	August	68.27	August	62.43	August	57.87
September	40.83	September	52.07	September	66.55	September	64.20	September	59.97
October	41.96	October	51.31	October	64.31	October	59.24	October	58.76
November	46.67	November	52.95	November	68.00	November	65.10	November	57.96
December	41.30	December	56.94	December	68.91	December	65.82	December	62.54

NEW YORK COMMUNITY BANCORP, INC.

New York Community Bancorp, Inc. offers traditional and non-traditional products and services, and provides small and mid-size businesses, professional associations, and government agencies with various business services, including installment loans, revolving lines of credit, and cash management services.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January		January	16.61	January	30.94	January	17.83	January	17.06	January	16.89
February		February	16.09	February	35.12	February	18.36	February	16.87	February	16.74
March		March	16.76	March	34.28	March	18.16	March	17.52	March	17.59
April		April	19.53	April	25.07	April	17.70	April	17.21	April	17.46
May		May	20.78	May	23.42	May	18.22	May	16.66	May	17.48
June		June	21.82	June	19.63	June	18.12	June	16.51	June	17.02
July		July	22.43	July	19.24	July	18.36	July	16.33	July	16.23
August		August	23.07	August	21.35	August	17.58	August	16.41
September		September	23.63	September	20.54	September	16.40	September	16.38
October		October	27.15	October	18.36	October	16.17	October	16.35
November		November	29.14	November	19.78	November	16.65	November	16.16
December	16.25	December	28.54	December	20.57	December	16.52	December	16.10

Accelerated Return Bear Market Notes	TS-18

NEWALLIANCE BANCSHARES, INC.

Newalliance Bancshares, Inc. products include both loan portfolios, in particular through growth in commercial real estate, commercial business, residential real estate and home equity loans using both organic and acquisition strategies, and wealth management services, including trust and the sale of insurance and investment products.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January		January		January		January	14.87	January	14.56	January	16.00
February		February		February		February	14.30	February	14.19	February	15.80
March		March		March		March	14.00	March	14.43	March	16.21
April		April		April		April	13.10	April	14.44	April	15.61
May		May		May		May	13.79	May	14.07	May	16.12
June		June		June		June	14.05	June	14.31	June	14.72
July		July		July		July	14.45	July	14.11	July	13.51
August		August		August		August	14.55	August	14.58
September		September		September		September	14.64	September	14.65
October		October		October		October	14.42	October	15.48
November		November		November		November	14.94	November	16.35
December		December		December	15.30	December	14.54	December	16.40

NORTHWEST BANCORP, INC.

Northwest Bancorp, Inc. engages in lending activities focused both on loans secured by first mortgages on owner-occupied, one-to-four family residences and on consumer and commercial loans.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	11.49	January	15.18	January	22.48	January	22.48	January	22.14	January	26.39
February	11.80	February	15.14	February	25.34	February	21.45	February	22.72	February	26.26
March	11.85	March	16.17	March	25.57	March	21.41	March	24.76	March	27.09
April	13.30	April	16.30	April	20.63	April	20.57	April	24.92	April	27.26
May	14.59	May	16.02	May	22.24	May	19.90	May	25.04	May	28.18
June	13.21	June	16.00	June	22.90	June	21.26	June	26.50	June	26.14
July	12.18	July	16.51	July	20.94	July	21.40	July	25.25	July	26.26
August	12.50	August	16.53	August	21.46	August	22.70	August	26.60
September	12.73	September	18.37	September	22.67	September	21.25	September	25.50
October	13.70	October	20.83	October	23.80	October	22.63	October	26.75
November	15.24	November	21.93	November	25.87	November	22.13	November	27.49
December	14.79	December	21.36	December	25.09	December	21.26	December	27.46

Accelerated Return Bear Market Notes	TS-19

PEOPLE’S UNITED FINANCIAL, INC.

People’s United Financial, Inc. is a newly-formed Delaware corporation formed for the purpose of effectuating the conversion of People’s Bank and People’s Mutual Holdings from the mutual holding company structure to the stock holding company structure.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	4.64	January	5.39	January	8.02	January	11.76	January	14.61	January	21.42
February	4.85	February	5.45	February	9.51	February	12.13	February	14.73	February	21.14
March	5.22	March	5.34	March	9.84	March	13.00	March	15.60	March	21.14
April	5.63	April	5.58	April	8.93	April	13.18	April	15.60	April	19.91
May	5.74	May	5.97	May	10.15	May	13.48	May	15.68	May	20.19
June	5.53	June	6.14	June	9.89	June	14.40	June	15.64	June	17.73
July	5.38	July	6.03	July	10.00	July	14.91	July	17.09	July	16.12
August	5.17	August	6.33	August	10.47	August	14.04	August	17.21
September	4.75	September	6.34	September	11.34	September	13.80	September	18.86
October	5.21	October	6.93	October	11.90	October	15.33	October	19.38
November	5.38	November	6.89	November	12.62	November	14.82	November	21.23
December	5.32	December	6.90	December	12.35	December	14.79	December	21.25

THE PMI GROUP, INC.

The PMI Group, Inc. is an international provider of credit enhancement as well as other products that promote homeownership and facilitate mortgage transactions in the capital markets. Through its subsidiaries and unconsolidated strategic investments, PMI offers residential mortgage and credit enhancement products domestically and internationally, financial guaranty insurance, and financial guaranty reinsurance.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	35.28	January	28.75	January	38.62	January	39.77	January	43.23	January	47.82
February	35.43	February	27.10	February	39.60	February	40.25	February	43.30	February	46.87
March	37.88	March	25.55	March	37.36	March	38.01	March	45.92	March	45.22
April	40.56	April	30.82	April	43.03	April	35.16	April	46.15	April	48.47
May	42.80	May	30.66	May	43.17	May	37.80	May	45.50	May	49.44
June	38.20	June	26.84	June	43.52	June	38.98	June	44.58	June	44.67
July	35.52	July	33.13	July	41.23	July	40.95	July	42.46	July	34.07
August	33.90	August	35.38	August	41.53	August	40.46	August	43.24
September	27.21	September	33.75	September	40.58	September	39.87	September	43.81
October	29.80	October	38.23	October	38.82	October	39.88	October	42.65
November	32.59	November	37.23	November	41.18	November	40.60	November	43.31
December	30.04	December	37.23	December	41.75	December	41.07	December	47.17

Accelerated Return Bear Market Notes	TS-20

RADIAN GROUP INC.

Radian Group Inc. is a global credit risk management company and a provider of credit enhancement to the global financial and capital markets, primarily through credit insurance products. Its subsidiaries provide products and services through three primary business lines: mortgage insurance, financial guaranty and other financial services. On February 6, 2007, MGIC Investment Corporation and Radian entered into an Agreement and Plan of Merger which has been filed with the SEC, pursuant to which Radian will merge with and into MGIC, with the combined company to be renamed MGIC Radian Financial Group Inc.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	44.90	January	36.90	January	46.56	January	47.94	January	57.23	January	60.22
February	46.67	February	34.87	February	43.70	February	48.33	February	56.75	February	57.45
March	49.08	March	33.38	March	42.60	March	47.74	March	60.25	March	54.88
April	51.90	April	39.70	April	46.51	April	44.43	April	62.72	April	58.11
May	54.30	May	40.27	May	46.00	May	45.88	May	61.12	May	61.90
June	48.85	June	36.65	June	47.90	June	47.22	June	61.78	June	54.00
July	45.80	July	46.81	July	46.02	July	51.58	July	61.53	July	33.71
August	43.46	August	47.59	August	44.30	August	51.18	August	59.88
September	32.66	September	44.40	September	46.23	September	53.10	September	60.00
October	35.27	October	52.90	October	47.93	October	52.10	October	53.30
November	40.90	November	49.35	November	51.25	November	56.56	November	53.21
December	37.15	December	48.75	December	53.24	December	58.59	December	53.91

SOVEREIGN BANCORP, INC.

Sovereign Bancorp, Inc.’s primary business consists of accepting deposits from its network of community banking offices, and originating small business and middle market commercial loans, multi-family loans, residential mortgage loans, home equity lines of credit, and auto and other consumer loans in the communities served by those offices.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	12.21	January	12.97	January	21.53	January	21.66	January	20.76	January	24.65
February	12.07	February	12.93	February	21.10	February	21.85	February	19.84	February	25.27
March	13.38	March	13.19	March	20.40	March	21.11	March	20.87	March	25.44
April	13.74	April	14.71	April	19.03	April	19.59	April	21.11	April	24.27
May	14.74	May	15.54	May	20.71	May	21.26	May	21.24	May	23.24
June	14.24	June	14.91	June	21.05	June	21.28	June	20.31	June	21.14
July	13.80	July	17.09	July	20.73	July	22.85	July	20.64	July	19.14
August	14.59	August	18.74	August	20.82	August	22.21	August	20.84
September	12.29	September	17.67	September	20.78	September	20.99	September	21.51
October	13.41	October	19.82	October	20.62	October	20.54	October	23.86
November	13.16	November	21.58	November	20.81	November	20.82	November	24.98
December	13.38	December	22.62	December	21.48	December	20.59	December	25.39

Accelerated Return Bear Market Notes	TS-21

WASHINGTON MUTUAL, INC.

Washington Mutual, Inc. is a consumer and small business banking company that has expanded its retail banking and lending operations organically and through a series of acquisitions of retail banking institutions and mortgage companies. The company’s earnings are primarily driven by lending to consumers and small businesses and by deposit taking activities which generate net interest income, and by activities that generate noninterest income, including the sale and servicing of loans and the provision of fee-based services to its customers.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	34.32	January	34.45	January	44.30	January	40.35	January	42.32	January	44.59
February	32.53	February	34.53	February	44.94	February	41.96	February	42.70	February	43.08
March	33.13	March	35.27	March	42.71	March	39.50	March	42.62	March	40.38
April	37.73	April	39.50	April	39.39	April	41.32	April	45.06	April	41.98
May	38.87	May	40.78	May	43.68	May	41.30	May	45.91	May	43.72
June	37.11	June	41.30	June	38.64	June	40.69	June	45.58	June	42.64
July	37.41	July	39.48	July	38.80	July	42.48	July	44.70	July	37.53
August	37.81	August	38.98	August	38.83	August	41.58	August	41.89
September	31.47	September	39.37	September	39.08	September	39.22	September	43.47
October	35.76	October	43.75	October	38.71	October	39.60	October	42.30
November	35.98	November	45.81	November	40.71	November	41.19	November	43.68
December	34.53	December	40.12	December	42.28	December	43.50	December	45.49

Accelerated Return Bear Market Notes	TS-22